Exhibit 99.1

Airgas Reports Fiscal Fourth Quarter and Full Year 2011 Earnings

  Record fourth quarter adjusted diluted EPS* of $0.88, which includes $0.04 of SAP costs and excludes $0.14 of special items, up 28% over prior year
  Fourth quarter same-store sales up 11% over prior year
  Record full-year adjusted diluted EPS* of $3.34, which includes $0.14 of SAP costs and excludes $0.41 of special items, up 25% over prior year
  Full-year free cash flow* of $387 million; adjusted cash from operations* of $617 million
  Fiscal year 2012 adjusted diluted EPS* guidance of $3.75 to $3.90, which includes $0.32 of SAP costs

RADNOR, Pa.--(BUSINESS WIRE)--May 5, 2011--Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $63 million, or $0.74 per diluted share, for its fourth quarter ended March 31, 2011. Excluding legal and professional fees and other costs of $0.14 per diluted share** related to an unsolicited takeover attempt, adjusted earnings per diluted share* were $0.88, an increase of 28% from adjusted earnings per diluted share* of $0.69 in the prior year. Prior year GAAP earnings per diluted share of $0.47 included legal and professional fees of $0.18 related to an unsolicited takeover attempt, debt extinguishment charges of $0.07 and a $0.03 income tax benefit. Adjusted earnings per diluted share include SAP implementation costs and depreciation expense of $0.04 and $0.01 for the current and prior year quarters, respectively.

Fourth quarter sales were $1.1 billion, an increase of 12% over the prior year. Total same-store sales increased 11% in the quarter, with hardgoods up 14% and gas and rent up 9%. Sequentially, total sales increased 7% from the third quarter, and sales per day increased 3%.

“The manufacturing recovery that began in the central regions of the U.S. among larger customers is now evident more broadly throughout the country and in smaller manufacturers. Our medical business began to accelerate this quarter, and utilities and petrochemical customers, as well as customers using our products and services for repair and maintenance operations, continued to show strength,” said Airgas Chief Executive Officer Peter McCausland. “We continue to leverage our national footprint and industry-leading platform as sales volumes recover, improving our adjusted operating margin* for the quarter by 140 basis points year-over-year to 12.1% and posting record earnings on sales that are still below pre-recession levels.”

For the full year, sales increased 10% from the prior year to $4.3 billion. Total same-store sales increased 8%, with hardgoods up 11% and gas and rent up 7%, while acquisitions contributed 2% sales growth for the year.

Net earnings for the year were $250 million, or $2.93 per diluted share. Excluding $0.41 of special items primarily related to an unsolicited takeover attempt, adjusted earnings per diluted share* were a record $3.34, up 25% over prior year, and the related adjusted operating margin* was 12.2%. Adjusted earnings per diluted share include SAP implementation costs and depreciation expense of $0.14 and $0.06 for the current and prior years, respectively. Return on capital* improved by 190 basis points over the prior year to 11.9%, driven by stronger operating performance and leveraging the significant capital investments made in recent years.

Free cash flow* for the year was $387 million, compared to $412 million in the prior year, driven by adjusted cash from operations* of $617 million. The modest decrease in free cash flow from the prior year primarily reflects an increase in working capital to support sales growth. As of March 31, 2011, the Company had completed the $300 million share repurchase authorization announced on February 16, 2011, repurchasing 4.78 million shares on the open market at an average price of $62.76. The Company increased its dividend payout by 33% in fiscal 2011.

Guidance

The Company expects adjusted earnings per diluted share* for the first quarter of fiscal 2012 to increase 11% to 17% from $0.83 in the prior year to $0.92 to $0.97, which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.03 in the prior year.

For fiscal 2012, the Company expects adjusted earnings per diluted share* to increase 12% to 17% from $3.34 in fiscal 2011 to $3.75 to $3.90, which includes $0.32 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011.

All fiscal 2012 adjusted diluted EPS* guidance excludes the impact of restructuring charges, expected to be $0.10 in the first quarter and $0.17 for the full year. The charges arise from the consolidation of the accounting and certain administrative functions of twelve regional distribution companies into four Business Support Centers.

“The rollout of SAP at our first regional distribution company, Airgas South, which went live at the beginning of April, has been very successful and reinforces our confidence in the benefits we expect to achieve. SAP implementation costs will be heaviest in fiscal 2012, and we expect to complete the implementation in fiscal 2013 as the benefits begin to ramp up,” said McCausland. “Even with considerable SAP implementation costs still to be incurred, we remain on track to beat our calendar 2012 earnings goal of at least $4.20 per diluted share.”

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, May 5. The teleconference will be available by calling (800) 616-9004. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through June 3 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through May 13. To listen, call (888) 203-1112 and enter passcode 9682617.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

** The legal and professional fees and other costs incurred are in response to Air Products’ unsolicited takeover attempt.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations for adjusted earnings per diluted share (excluding restructuring charges) to be in the range of $0.92 to $0.97 (which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.03 in the prior year) for the first quarter of fiscal 2012, and in the range of $3.75 to $3.90 (which includes $0.32 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011) for fiscal year 2012; expectations for the impact of restructuring charges to be $0.10 per diluted share in the first quarter of fiscal 2012 and $0.17 per diluted share for fiscal year 2012; expectations regarding the timing and magnitude of SAP implementation costs to be incurred and benefits to be achieved; and our ability to outperform our calendar 2012 earnings goal of at least $4.20 per diluted share. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the timing of economic recovery in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010 (g)	2011	2010 (g)

Net sales	$1,102,684	$983,308	$4,251,467	$3,875,153

Costs and expenses:
Cost of products sold
(excluding depreciation)	504,599	448,667	1,914,090	1,727,866
Selling, distribution and
administrative expenses (d)	398,947	368,350	1,574,072	1,489,305
Costs related to unsolicited
takeover attempt (e)	18,374	23,435	44,406	23,435
Depreciation	58,773	54,846	225,383	212,718
Amortization	6,492	6,127	25,135	22,231
Total costs and expenses	987,185	901,425	3,783,086	3,475,555

Operating income	115,499	81,883	468,381	399,598

Interest expense, net (f)	(14,239)	(13,566)	(60,054)	(63,310)
Discount on securitization
of trade receivables (a)	-	(1,148)	-	(5,651)
Losses on the extinguishment
of debt (c)	-	(9,191)	(4,162)	(17,869)
Other income, net	680	442	1,958	1,332

Earnings before income tax expense	101,940	58,420	406,123	314,100

Income tax expense	(39,369)	(18,342)	(156,357)	(117,800)

Net earnings	$62,571	$40,078	$249,766	$196,300

Net earnings per common share:

Basic earnings per share	$0.76	$0.48	$2.99	$2.39

Diluted earnings per share	$0.74	$0.47	$2.93	$2.34

Weighted average shares outstanding:
Basic	82,714	82,928	83,487	82,129
Diluted	84,395	84,669	85,252	83,787

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31,
	2011	2010

ASSETS
Cash	$57,218	$47,001
Trade receivables, net (a)	550,262	186,804
Inventories, net	362,502	333,961
Deferred income tax asset, net	50,132	48,591
Prepaid expenses and other current assets	100,531	94,978
TOTAL CURRENT ASSETS	1,120,645	711,335

Plant and equipment, net	2,455,758	2,427,996
Goodwill	1,117,336	1,109,276
Other intangible assets, net	197,168	212,752
Other non-current assets	44,974	34,573
TOTAL ASSETS	$4,935,881	$4,495,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$163,091	$157,566
Accrued expenses and other current liabilities	391,544	307,822
Current portion of long-term debt	9,868	10,255
TOTAL CURRENT LIABILITIES	564,503	475,643

Long-term debt, excluding current portion (a)(b)	1,842,994	1,499,384
Deferred income tax liability, net	722,954	652,389
Other non-current liabilities	70,548	72,972

Stockholders’ equity	1,734,882	1,795,544
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,935,881	$4,495,932

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended
	March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$249,766	$196,300
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	225,383	212,718
Amortization	25,135	22,231
Deferred income taxes	69,328	66,166
Loss on sales of plant and equipment	976	3,014
Stock-based compensation expense	23,669	22,868
Losses on the extinguishment of debt (c)	4,162	17,869

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Securitization of trade receivables (a)	(295,000)	(16,400)
Trade receivables, net	(66,216)	18,287
Inventories, net	(28,636)	58,785
Prepaid expenses and other current assets	(3,586)	(18,028)
Accounts payable, trade	6,043	(3,863)
Accrued expenses and other current liabilities	65,504	24,085
Other non-current assets	1,427	4,012
Other non-current liabilities	(2,654)	(7,997)
Net cash provided by operating activities	275,301	600,047

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(256,030)	(252,828)
Proceeds from sales of plant and equipment	15,844	14,466
Business acquisitions and holdback settlements	(21,186)	(80,777)
Other, net	(395)	(3,142)
Net cash used in investing activities	(261,767)	(322,281)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,403,010	1,446,500
Repayment of debt	(1,072,417)	(1,700,368)
Financing costs	(8,598)	(5,161)
Premium paid on call of senior subordinated notes (c)	(3,175)	(14,624)
Purchase of treasury stock	(300,000)	-
Proceeds from the exercise of stock options	22,092	21,863
Stock issued for the Employee Stock Purchase Plan	14,997	15,428
Tax benefit realized from the exercise of stock options	8,444	15,444
Dividends paid to stockholders	(83,797)	(62,526)
Change in cash overdraft and other	16,127	5,491
Net cash used in financing activities	(3,317)	(277,953)

Change in cash	$10,217	$(187)
Cash – Beginning of period	47,001	47,188
Cash – End of period	$57,218	$47,001

See attached Notes.

Notes:

a)

On April 1, 2010, the Company adopted new accounting guidance which affected the presentation of its trade receivables securitization program. Under the new guidance, proceeds received under the securitization are treated as secured borrowings. Previously, they were treated as proceeds from the sale of trade receivables. The Company participates in a trade receivables securitization agreement with three commercial banks. Funding under the agreement was $295 million at both March 31, 2011 and March 31, 2010. Beginning on April 1, 2010, the Company recognized the trade receivables and the borrowings they collateralize on its consolidated balance sheet. Additionally, new borrowings under the trade receivables securitization agreement are classified as financing activities on the Company’s consolidated statement of cash flows. Prior to April 1, 2010, they were treated as proceeds from the sale of trade receivables and reflected net of collections on the consolidated statement of cash flows as operating activities. With respect to the Company’s consolidated statement of earnings, the amounts previously recorded within the line item “Discount on securitization of trade receivables,” which represented the difference between the proceeds from the sale and the carrying value of the receivables under the securitization agreement, are now reflected within “Interest expense, net” consistent with the new accounting treatment.

b)

The Company maintains a senior credit facility (the “Credit Facility”) with a syndicate of lenders, which replaced the Company’s prior credit facility in September 2010. Approximately $335 million was available to the Company under the Credit Facility at March 31, 2011.

c)

During the fiscal years ended March 31, 2011 and 2010, the Company repurchased $30 million and $154 million, respectively, of its 7.125% senior subordinated notes that are due on October 1, 2018 (the “2018 Notes”). In fiscal 2011, the Company recognized $4.2 million ($2.6 million after tax) of losses on the extinguishment of debt related to redemption premiums and the write-off of deferred financing costs associated with the repurchases of the 2018 Notes and the early termination of the prior credit facility. Losses on the extinguishment of debt of approximately $9.2 million and $17.9 million ($5.8 million and $11.3 million after tax) were recognized in fiscal 2010 related to the redemption premium and the write-off of deferred financing costs associated with the repurchase of notes during the fourth fiscal quarter and fiscal year ended March 31, 2010, respectively.

d)

As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The ultimate amount of the withdrawal liability assessed by the MEPP is impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. The computation of the Company’s portion of a plan’s unfunded obligation may take up to 24 months for the pension plan administrators to prepare. As a result, the Company has recorded estimated liabilities for these withdrawals based on the latest information available to it from the plans. MEPP withdrawal charges for the years ended March 31, 2011 and 2010 were $4.6 million ($2.8 million after tax) and $6.7 million ($4.1 million after tax) respectively. There were no MEPP withdrawal charges in the fourth quarter of either fiscal year. These charges are reflected in selling, distribution and administrative expenses. In fiscal 2012, three remaining CBAs, covering approximately 30 employees who participate in MEPPs, will come up for renewal. Also included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation. During the fiscal fourth quarter and fiscal year ended March 31, 2011, costs related to the Company’s SAP implementation of $5.0 million and $16.4 million, respectively, were also reflected in selling, distribution and administrative expenses. During the fourth fiscal quarter and fiscal year ended March 31, 2010, SAP implementation costs of $1.7 million and $7.5 million, respectively, were reflected in selling, distribution and administrative expenses.

e)

On February 11, 2010, Air Products & Chemicals, Inc. (“Air Products”) initiated an unsolicited tender offer for all of the Company’s outstanding shares of common stock. In connection with this unsolicited tender offer, Air Products filed an action against the Company and members of its Board in the Delaware Court of Chancery. In the suit, Air Products sought, among other things, an order declaring that members of the Company’s Board breached their fiduciary duties by refusing to negotiate with Air Products. Additionally, a number of purported stockholder class action lawsuits were commenced against the Company and/or the members of the Airgas Board in the Delaware Court of Chancery. These suits, which were later consolidated, alleged, among other things, that the members of the Airgas Board breached their fiduciary duties by refusing to negotiate with Air Products, failing to seek more valuable alternatives and failing to redeem the Company’s shareholder rights plan. On February 15, 2011, the Delaware Court of Chancery denied in their entirety all requests for relief by Air Products and by the plaintiffs in the stockholder class action lawsuits, and dismissed with prejudice all claims asserted against the Company and its directors. Air Products promptly terminated its unsolicited tender offer and no appeal of the Court’s decision was filed. In connection with the unsolicited tender offer and related litigation, the Company incurred $67.8 million of legal and professional fees and other costs, of which $18.4 million and $44.4 million were incurred during the three- and twelve-month periods ended March 31, 2011, respectively, and $23.4 million was incurred during the three- and twelve-month periods ended March 31, 2010.

f)

During the third quarter of fiscal 2011, the Company incurred a one-time interest penalty to holders of the 2018 Notes in the amount of $2.6 million ($1.7 million after tax), relating to the late removal of a restrictive legend on these notes. The Company has classified these charges as interest expense.

g)

Certain reclassifications were made to the consolidated statements of earnings for the prior period to conform to the current period presentation. These reclassifications resulted in increasing revenue and selling, distribution and administrative expenses and reducing cost of products sold (excluding depreciation). These reclassifications were the result of conforming the Company’s accounting policies in conjunction with its SAP implementation and were not material. Consolidated operating income and net earnings for the prior period were not impacted by the reclassifications.

h)

Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Certain reclassifications were made to the presentation of business segment operating results for the prior periods to conform to the current period presentation. These reclassifications were the result of changes made to the allocation of corporate operating expenses. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company currently reports expenses (excluding depreciation) related to the implementation of its SAP system and costs associated with the Company’s withdrawal from various MEPPs under selling, distribution and administrative expenses in the eliminations and other column below. Previously these costs were allocated to each business segment based on sales dollars. Consolidated operating income and net earnings for the prior periods were not impacted by these reclassifications. Additionally, the legal and professional fees incurred as a result of Air Products’ unsolicited tender offer are not allocated to the Company’s business segments. These costs are also reflected in the eliminations and other column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	March 31, 2011				March 31, 2010
(In thousands)	Distribution	All Other Ops.	Elimination and Other	Total	Distribution	All Other Ops.	Elimination and Other	Total
Gas and rent	$588,664	$110,834	$(7,266)	$692,232	$534,298	$98,740	$(6,009)	$627,029
Hardgoods	408,643	1,812	(3)	410,452	354,841	1,444	(6)	356,279
Total net sales	997,307	112,646	(7,269)	1,102,684	889,139	100,184	(6,015)	983,308

Cost of products sold (excluding depreciation)	447,447	64,421	(7,269)	504,599	397,888	56,794	(6,015)	448,667
Selling, distribution and administrative expenses	359,455	34,508	4,984	398,947	333,755	32,963	1,632	368,350
Costs related to unsolicited takeover attempt	-	-	18,374	18,374	-	-	23,435	23,435
Depreciation	54,830	3,943	-	58,773	51,185	3,661	-	54,846
Amortization	5,327	1,165	-	6,492	4,966	1,161	-	6,127
Operating income	$130,248	$8,609	$(23,358)	$115,499	$101,345	$5,605	$(25,067)	$81,883

	(Unaudited)				(Unaudited)
	Year Ended				Year Ended
	March 31, 2011				March 31, 2010
(In thousands)	Distribution	All Other Ops.	Elimination and Other	Total	Distribution	All Other Ops.	Elimination and Other	Total
Gas and rent	$2,272,215	$465,803	$(30,702)	$2,707,316	$2,113,223	$414,903	$(24,240)	$2,503,886
Hardgoods	1,537,921	6,251	(21)	1,544,151	1,365,252	6,038	(23)	1,371,267
Total net sales	3,810,136	472,054	(30,723)	4,251,467	3,478,475	420,941	(24,263)	3,875,153

Cost of products sold (excluding depreciation)	1,692,866	251,947	(30,723)	1,914,090	1,529,607	222,522	(24,263)	1,727,866
Selling, distribution and administrative expenses	1,418,491	134,578	21,003	1,574,072	1,348,022	127,250	14,033	1,489,305
Costs related to unsolicited takeover attempt	-	-	44,406	44,406	-	-	23,435	23,435
Depreciation	209,999	15,384	-	225,383	198,066	14,652	-	212,718
Amortization	20,485	4,650	-	25,135	18,196	4,035	-	22,231
Operating income	$468,295	$65,495	$(65,409)	$468,381	$384,584	$52,482	$(37,468)	$399,598

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings Per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

		Three Months Ended			Year Ended
		March 31,			March 31,
		2011	2010		2011	2010

Earnings per diluted share		$0.74	$0.47		$2.93	$2.34

Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt		0.14	0.18		0.33	0.18
Losses on the extinguishment of debt		-	0.07		0.03	0.14
Multi-employer pension withdrawal charges		-	-		0.03	0.05
Non-recurring tax benefit		-	(0.03)		-	(0.03)
One-time interest penalty		-	-		0.02	-

Adjusted earnings per diluted share		$0.88	$0.69		$3.34	$2.68

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	June 30, 2011		Ended	March 31, 2012
	June 30,			March 31,
	2010	Low	High	2011	Low	High

Earnings per diluted share	$0.76	$0.82	$0.87	$2.93	$3.58	$3.73

Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.03	-	-	0.33	-	-
Losses on the extinguishment of debt	0.02	-	-	0.03	-	-
Multi-employer pension withdrawal charges	0.02	-	-	0.03	-	-
One-time interest penalty	-	-	-	0.02	-	-
Business Support Center restructuring charges	-	0.10	0.10	-	0.17	0.17

Adjusted earnings per diluted share	$0.83	$0.92	$0.97	$3.34	$3.75	$3.90
Year-over-year change		11%	17%		12%	17%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring charges and any potential multi-employer pension plan withdrawal charges that may arise from the three remaining CBAs, covering approximately 30 employees who participate in MEPPs, that come up for renewal in fiscal 2012.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company's earnings performance without the impact of debt extinguishment charges, multi-employer pension plan withdrawal charges, costs related to Air Products’ unsolicited takeover attempt, the non-recurring tax benefit, the one-time interest penalty, and Business Support Center restructuring charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations and computations of adjusted operating margin:

	Three Months Ended		Year Ended
	March 31,		March 31,
(Dollars in thousands)	2011	2010	2011	2010

Net sales	$1,102,684	$983,308	$4,251,467	$3,875,153

Operating income	$115,499	$81,883	$468,381	$399,598

Operating margin	10.5%	8.3%	11.0%	10.3%

Adjustments:
Costs related to unsolicited takeover attempt	18,374	23,435	44,406	23,435
Multi-employer pension plan withdrawal charges	-	-	4,628	6,650
Adjusted operating income	$133,873	$105,318	$517,415	$429,683

Adjusted operating margin	12.1%	10.7%	12.2%	11.1%

The Company believes the above adjusted operating margin computations help investors assess the Company’s operating performance without the impact of charges associated with the Company’s withdrawal from multi-employer pension plans and costs related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted operating margin computations may be different from the adjusted operating margin computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Year Ended
	March 31,
(Dollars in thousands)	2011	2010

Net cash provided by operating activities	$275,301	$600,047

Adjustments to cash provided by operating activities:
Cash used by the securitization of trade receivables	295,000	16,400
Stock issued for employee stock purchase plan	14,997	15,428
Tax benefit realized from the exercise of stock options	8,444	15,444
Cash expenditures related to unsolicited takeover attempt	23,427	963
Adjusted cash from operations	617,169	648,282

Capital expenditures	(256,030)	(252,828)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	15,844	14,466
Operating lease buyouts	9,893	1,687
Adjusted capital expenditures	(230,293)	(236,675)

Free Cash Flow	$386,876	$411,607

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company's ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	March 31,
(Dollars in thousands)	2011	2010

Adjusted Operating Income - Trailing Four Quarters	$517,415	$429,683

Five Quarter Average of Total Assets	$4,788,267	$4,428,239
Five Quarter Average of Securitized Trade Receivables	59,000	288,500
Five Quarter Average of Current Liabilities (exclusive of debt)	(498,618)	(419,959)
Five Quarter Average Capital Employed	$4,348,649	$4,296,780

Return on Capital	11.9%	10.0%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation may be different from the return on capital computations provided by other companies.

CONTACT:
Airgas, Inc.
Media Contact:
Jay Worley (610) 902-6206
jay.worley@airgas.com
or
Investor Contact:
Barry Strzelec (610) 902-6256
barry.strzelec@airgas.com